CONTACT:     David S. Collins        Devin Sullivan
Chief Financial Officer    Senior Vice President
(630) 845-4500        The Equity Group Inc.
(212) 836-9608

FUEL TECH REPORTS THIRD QUARTER 2013 RESULTS

Q3 2013 Overview

•	Revenues rose 34.7% to $33.6 million from $24.9 million in Q3 2012

•	Gross profit was $15.1 million, or 45.0% of revenue, as compared to $10.2 million, or 41.1% of revenue, in Q3 2012

•	Net income rose to $3.5 million, or $0.15 per diluted share, from net income of $1.2 million, or $0.05 per diluted share, in Q3 2013

At September 30, 2013

•	Total cash and equivalents of $23.7 million, or $1.05 per diluted share

•	Working capital of $46.4 million

•	Backlog of $33.4 million

WARRENVILLE, Ill., November 11, 2013 – Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported unaudited results for the three and nine months ended September 30, 2013.
Third Quarter 2013 Results Overview
Consolidated revenues for the third quarter of 2013 rose 35% to $33.6 million from $24.9 million in the third quarter of 2012, driven by revenue increases in the Air Pollution Control (APC) and FUEL CHEM business segments. Operating income rose to $5.3 million from $1.6 million in the year ago quarter. Net income for the third quarter increased to $3.5 million, or $0.15 per diluted share, from net income of $1.2 million, or $0.05 per diluted share, in the comparable prior year period.

APC segment revenues in the third quarter of 2013 increased 52% to $23.4 million from $15.4 million in the third quarter of 2012 due to progress on existing international and domestic APC projects, including a large contract in Chile. Segment gross margins increased to 41% from 33% in the third quarter of 2012, primarily due to a higher concentration of domestic projects with higher gross margin percentages.
Capital projects backlog at the APC segment stood at $33.4 million at September 30, 2013, compared to $45.1 million as of June 30, 2013 and $46.7 million at December 31, 2012. Subsequent to September 30, 2013, the APC segment was awarded contracts with an aggregate value of approximately $2.5 million.
The FUEL CHEM segment generated revenues of $10.1 million during the third quarter of 2013, an increase of 7% from $9.5 million in the third quarter of 2012. FUEL CHEM revenues generated from coal-fired units totaled $9.3 million, a 10% increase from the same period last year, while revenues generated from non-coal-fired units decreased 20% to $0.8 million. Although the FUEL CHEM segment continues to operate in an environment challenged by low natural gas prices and low electricity demand, gross margins have remained substantially intact at 53% in the 2013 third quarter compared to 54% in the prior year period.
Selling, general and administrative (SG&A) expenses for the third quarter of 2013 were $9.3 million as compared to $8.1 million in last year’s third quarter. As a percentage of revenues, SG&A declined to 28% from 32% in the same year-ago quarter. The net-dollar increase in SG&A expenses is attributable to an increase in employee-related costs, outside service fees, stock compensation, travel costs, bad debt expense and administrative costs related to our foreign subsidiaries, partially offset by a decrease in bonuses and commissions, and professional fees.
Fuel Tech's research and development (R&D) expenses for the third quarter remained steady at $0.5 million compared to $0.6 million in the third quarter of 2012, reflecting a continuing focus on commercial applications for its technologies outside of its traditional markets, and in the development and analysis of new technologies that could represent incremental market opportunities.
First Nine Months 2013 Results Overview
Consolidated revenues for the nine months ended September 30, 2013 totaled $85.1 million, up 20% from $71.0 million in the same period last year. Operating income increased to $7.5 million from $4.3 million in the year ago nine-month period. Net income for the nine months ended September 30, 2013 increased to $4.7 million, or $0.21 per diluted share, from net income of $2.8 million, or $0.12 per diluted share, in the comparable prior year period.

Adjusted EBITDA for the nine months ended September 30, 2013 was $10.8 million, an increase of $3.3 million from Adjusted EBITDA of $7.4 million in the same period one year ago.
APC segment revenues were $56.6 million in the first nine months of 2013, an increase of $12.6 million or 29% from the prior year amount of $44.0 million, due primarily to the reasons cited above. For the first three quarters of 2013, segment gross margins were 38%, a slight decline from 39% reported in prior year.
Revenues for the FUEL CHEM segment for the nine-month period totaled $28.5 million, an increase of $1.5 million or 5% from $27.1 million in the same period one year ago. Nine-month revenues include $26.5 million from coal-fired units, a 7% increase versus a year ago, and $2.0 million from non-coal fired units, a 10% decline versus the year-earlier period. Segment gross margin was 53% in the first three quarters of 2013 and 2012.
SG&A expenses totaled $27.1 million in the first nine months of 2013, up from $24.9 million in the same year-ago period. SG&A as a percentage of revenues declined by over 300 basis points from the year earlier period. The net-dollar increase in SG&A expenses is attributable to the same factors that impacted the 2013 third quarter.
R&D for the first nine months of 2013 was $1.8 million compared to $2.0 million in the same period last year.
Douglas G. Bailey, Chairman, President, and Chief Executive Officer, commented, “Higher revenues, improved consolidated gross margins, and increased profits for the 2013 third quarter were driven by a favorable mix of domestic and international APC projects, as well as steady contributions from FUEL CHEM. We also ended the quarter in a strong financial position that included $1.05 per share in cash, and a very modest debt profile.”
“Our business development efforts continue in earnest, and we are currently pursuing a number of large project awards in the U.S. and overseas. We continue to focus on broadening our international presence, especially in China, and addressing domestic opportunities driven largely by state consent decrees and other mandates. We also remain committed to investing in R&D and pursuing licensing opportunities as a means to enter new markets and build upon our existing competencies."

Conference Call
Management will host a conference call on Tuesday, November 12, 2013 at 10:00 AM ET to discuss the results

•	(877) 546-5019 (Domestic) or

•	(857) 244-7551 (International)

Passcode: FUEL TECH
A replay of the call will be available on our website, and can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and using the passcode “10076297.”  The replay will be available through December 7, 2013.
About Fuel Tech
Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services.  These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), NOxOUT CASCADE®, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 700 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass and other fuels are utilized.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx.  The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.
Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning.  In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software.  These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems.  For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2013	December 31, 2012

Assets
Current assets:
Cash and cash equivalents	$23,672	$24,453
Marketable securities	28	44
Accounts receivable, net of allowance for doubtful accounts of $945 and $460, respectively	43,430	30,169
Inventories	538	513
Prepaid expenses and other current assets	2,555	3,956
Prepaid income taxes	—	156
Deferred income taxes	555	573
Total current assets	70,778	59,864
Property and equipment, net of accumulated depreciation of $19,551 and $19,421, respectively	13,484	13,749
Goodwill	21,051	21,051
Other intangible assets, net of accumulated amortization of $4,906 and $4,270, respectively	4,420	4,838
Deferred income taxes	6	3,688
Other assets	2,438	2,707
Total assets	$112,177	$105,897
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt	1,626	—
Accounts payable	12,521	12,828
Accrued liabilities:
Employee compensation	3,830	3,175
Income taxes payable	353	—
Other accrued liabilities	6,032	4,943
Total current liabilities	24,362	20,946
Other liabilities	800	715
Total liabilities	25,162	21,661
Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 22,478,488 and 22,111,675 shares issued, and 22,381,123 and 22,102,549 outstanding, respectively	225	221
Additional paid-in capital	131,500	133,498
Accumulated deficit	(44,433)	(49,128)
Accumulated other comprehensive income (loss)	37	(392)
Nil coupon perpetual loan notes	76	76
Treasury stock, 97,365 and 9,126 shares in 2013 and 2012, respectively, at cost	(390)	(39)
Total shareholders’ equity	87,015	84,236
Total liabilities and shareholders’ equity	$112,177	$105,897

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$33,555	$24,907	$85,131	$71,030
Costs and expenses:
Cost of sales	18,455	14,671	48,734	39,771
Selling, general and administrative	9,304	8,064	27,069	24,932
Research and development	461	569	1,824	2,044
	28,220	23,304	77,627	66,747
Operating income	5,335	1,603	7,504	4,283
Interest expense	(19)	(16)	(29)	(90)
Interest income	14	16	43	56
Other expense	(82)	(27)	(291)	(78)
Income before income taxes	5,248	1,576	7,227	4,171
Income tax expense	(1,768)	(382)	(2,532)	(1,366)
Net income	$3,480	$1,194	$4,695	$2,805
Net income per common share:
Basic	$0.16	$0.05	$0.21	$0.12
Diluted	$0.15	$0.05	$0.21	$0.12
Weighted-average number of common shares outstanding:
Basic	22,376,000	22,105,000	22,229,000	22,932,000
Diluted	22,534,000	23,022,000	22,458,000	23,749,000

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income	$3,480	$1,194	$4,695	$2,805
Other comprehensive income (loss):
Foreign currency translation adjustments	162	(420)	439	(316)
Unrealized gains (losses) from marketable securities, net of tax	2	11	(10)	—
Total other comprehensive income (loss)	164	(409)	429	(316)
Comprehensive income	$3,644	$785	$5,124	$2,489

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2013	2012
Operating Activities
Net income	$4,695	$2,805
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	1,662	1,644
Amortization	636	680
Bad debt expense (recovery)	475	(113)
Deferred income taxes	(16)	(170)
Stock based compensation	1,207	844
Changes in operating assets and liabilities:
Accounts receivable	(13,333)	4,890
Inventories	(19)	(646)
Prepaid expenses, other current assets and other noncurrent assets	1,708	741
Accounts payable	1,489	(653)
Accrued liabilities and other noncurrent liabilities	880	(3,488)
Net cash (used in) provided by operating activities	(616)	6,534
Investing Activities
Purchases of property, equipment and patents	(1,611)	(2,071)
Net cash used in investing activities	(1,611)	(2,071)
Financing Activities
Payments to repurchase common stock	—	(7,889)
Proceeds from short-term borrowings	1,608	—
Acquisition of treasury stock	(351)	—
Net cash provided by (used in) financing activities	1,257	(7,889)
Effect of exchange rate fluctuations on cash	189	(320)
Net decrease in cash and cash equivalents	(781)	(3,746)
Cash and cash equivalents at beginning of period	24,453	28,229
Cash and cash equivalents at end of period	$23,672	$24,483

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

Three months ended September 30, 2013	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$23,420	$10,135	$—	$33,555
Cost of sales	(13,718)	(4,737)	—	(18,455)
Gross margin	9,702	5,398	—	15,100
Selling, general and administrative	—	—	(9,304)	(9,304)
Research and development	—	—	(461)	(461)
Operating income	$9,702	$5,398	$(9,765)	$5,335

Three months ended September 30, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$15,432	$9,475	$—	$24,907
Cost of sales	(10,282)	(4,389)	—	(14,671)
Gross margin	5,150	5,086	—	10,236
Selling, general and administrative	—	—	(8,064)	(8,064)
Research and development	—	—	(569)	(569)
Operating income	$5,150	$5,086	$(8,633)	$1,603

Nine months ended September 30, 2013	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$56,606	$28,525	$—	$85,131
Cost of sales	(35,384)	(13,350)	—	(48,734)
Gross margin	21,222	15,175	—	36,397
Selling, general and administrative	—	—	(27,069)	(27,069)
Research and development	—	—	(1,824)	(1,824)
Operating income	$21,222	$15,175	$(28,893)	$7,504

Nine months ended September 30, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$43,964	$27,066	$—	$71,030
Cost of sales	(26,984)	(12,787)	—	(39,771)
Gross margin	16,980	14,279	—	31,259
Selling, general and administrative	—	—	(24,932)	(24,932)
Research and development	—	—	(2,044)	(2,044)
Operating income	$16,980	$14,279	$(26,976)	$4,283

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
United States	$20,685	$16,609	$50,795	$57,519
Foreign	12,870	8,298	34,336	13,511
	$33,555	$24,907	$85,131	$71,030

	September 30, 2013	December 31, 2012
Assets:
United States	$88,568	$86,466
Foreign	23,609	19,431
	$112,177	$105,897

FUEL TECH, INC.
RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2013	2012
Net income	$4,695	$2,805
Interest expense	29	90
Income tax expense	2,532	1,366
Depreciation expense	1,662	1,644
Amortization expense	636	680
EBITDA	9,554	6,585
Stock compensation expense	1,207	844
ADJUSTED EBITDA	$10,761	$7,429

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.